CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 18 to the Registration Statement on Templeton Institutional Funds, Inc. (the "Fund") on Form N-1A, File No. 33-35779, of our report dated January 31, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual reports to shareholders of each Foreign Equity Series, Emerging Markets Series and Emerging Fixed Income Markets Series of Templeton Institutional Funds, Inc. which are also incorporated by reference in the Registration Statement. We also consent to the references to our firm under the captions "Financial Highlights" and "Auditor."


/s/PricewaterhouseCoopers LLP

San Francisco, California
April 26, 2002